Exhibit 99.1

News Release

Victory Capital Reports July 2025 Total Client Assets

San Antonio, Texas, August 11, 2025 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $299.8 billion, Other Assets of $3.1 billion, and Total Client Assets of $302.9 billion, as of July 31, 2025.

For the month of July, Average Total AUM was $300.3 billion, average Other Assets was $3.1 billion, and average Total Client Assets was $303.4 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	July 31, 2025	June 30, 2025
Solutions	$80,858	$79,988
Fixed Income	79,721	79,752
U.S. Mid Cap Equity	31,966	31,643
U.S. Small Cap Equity	12,567	13,140
U.S. Large Cap Equity	62,256	61,844
Global / Non-U.S. Equity	25,760	25,576
Alternative Investments	2,991	2,986
Total Long-Term Assets	$296,118	$294,930
Money Market / Short Term Assets	3,715	3,633
Total Assets Under Management[2]	$299,834	$298,563

By Vehicle
Mutual Funds[3]	$169,026	$167,973
Separate Accounts and Other Pooled Vehicles[4]	118,713	118,615
ETFs[5]	12,095	11,975
Total Assets Under Management	$299,834	$298,563

Other Assets[6]
Institutional	$3,066	$3,050
Total Other Assets	$3,066	$3,050

Total Client Assets
Total Assets Under Management	$299,834	$298,563
Total Other Assets	3,066	3,050
Total Client Assets	$302,899	$301,613

By Region
U.S.	$253,832	$253,085
Non-U.S.	49,067	48,528
Total Client Assets	$302,899	$301,613

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets, previously reported in the Solutions asset class within the by asset class table and in Separate Accounts and Other Pooled Vehicles within the by vehicle table. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $303 billion in total client assets, as of July 31, 2025. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com